Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Company contact:
L. Decker Dawson, Chairman
Stephen C. Jumper, CEO and President
Christina W. Hagan, Chief Financial Officer
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
FIRST QUARTER RESULTS
Company to Deploy Two Additional
Crews in Current Quarter
MIDLAND, Texas, February 3, 2010/PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $36,330,000 for the quarter ending December 31, 2009, the Company’s first quarter of fiscal 2010, compared to $80,216,000 for the same quarter in fiscal 2009, a decrease of 55 percent. Net loss for the first quarter of fiscal 2010 was $4,216,000 compared to net income of $7,734,000 in the same quarter of fiscal 2009. Loss per share for the first quarter of fiscal 2010 was $0.54 compared to income per share of $1.00 for the first quarter of fiscal 2009. EBITDA for the first quarter of fiscal 2010 was a loss of $211,000 compared to income of $19,162,000 in the same quarter of fiscal 2009.
The revenue decrease in the quarter was primarily the result of previously announced reductions in active crew count during the second quarter of fiscal 2009 (four crews), third quarter of fiscal 2009 (two crews), and first quarter of fiscal 2010 (one crew), a more competitive pricing environment, substantially lower utilization rates of the remaining crews and increased downtime for weather. Revenues in the quarter continued to include relatively high third-party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources. The sustained level of these charges is driven by the Company’s continued operations in areas with limited access. The Company is reimbursed for these expenses by its clients.
Stephen Jumper, President and CEO of Dawson Geophysical Company, said, “The first quarter of fiscal 2010 was challenging. Lower crew utilization rates and excessive weather downtime on several crews in October and December, coupled with first quarter related issues of shorter days and holiday season negatively impacted our results.”

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Jumper continued, “Despite the disappointing first quarter results, we have experienced an increase in demand for our services beginning in late calendar year 2009 in various oil and natural gas producing basins, including the Marcellus Shale, Barnett Shale, Fayetteville Shale, Eagle Ford Shale, Haynesville Shale, Bakken Shale, mid-continent region and the Permian Basin. In response to the increase in demand, we have redeployed two additional crews in the current quarter, our second fiscal quarter, bringing the number of currently active crews to eleven. While we remain in a competitive pricing environment and the pace of future economic activity remains uncertain, we believe we are in a position to mitigate short-term utilization rate issues experienced in recent quarters and take advantage of increased crew efficiencies and productivity. Although our clients may cancel their service contracts on short notice, we believe our current order book reflects commitment levels sufficient to maintain operations for eleven crews through the middle of calendar 2010.”
As previously announced, the Company’s Board of Directors has approved a $10,000,000 capital budget for fiscal 2010 to be used to purchase 2,000 stations of OYO GSR three-component recording equipment and to meet necessary maintenance requirements during fiscal 2010. The addition of the OYO GSR recording equipment will allow the Company to record 6,000 channels of multi-component data or up to 8,000 channels of conventional seismic data, either as a stand alone system or as added channel count and increased flexibility for the Company’s existing ARAM recording systems. The operational flexibility of the OYO equipment should lead to improved operational opportunities and efficiencies which, in turn, may lead to improved financial performance in the future. The Company took delivery of the OYO equipment on February 1, and will deploy the system in the first week of February in a multi-component mode as part of a larger conventional 3D seismic data acquisition project utilizing an ARAM recording system.
Jumper concluded, “As in past down cycles, we have maintained a very solid balance sheet with in excess of $91,000,000 of working capital, no debt and a $20,000,000 undrawn revolver available. We continue to cultivate and nurture valuable client relationships. We have retained all of our key technical and operational people all of whom should allow us to capitalize on the opportunities beginning to emerge in 2010 and beyond.”

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2D, 3D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similar titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income (loss) is presented in the table following the text of this press release.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2009. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2009	2008
	(Unaudited)	(Unaudited)
Operating revenues	$36,330,000	$80,216,000
Operating costs:
Operating expenses	34,719,000	59,015,000
General and administrative	1,854,000	2,155,000
Depreciation	6,477,000	6,601,000

	43,050,000	67,771,000

Income (loss) from operations	(6,720,000)	12,445,000
Other income:
Interest income	30,000	78,000
Other income	2,000	38,000

Income (loss) before income tax	(6,688,000)	12,561,000

Income tax benefit (expense)	2,472,000	(4,827,000)

Net income (loss)	$(4,216,000)	$7,734,000

Net income (loss) per common share	$(0.54)	$1.00

Net income (loss) per common share-assuming dilution	$(0.54)	$0.99

Weighted average equivalent common shares outstanding	7,771,791	7,701,766

Weighted average equivalent common shares outstanding-assuming dilution	7,771,791	7,805,209

DAWSON GEOPHYSICAL COMPANY
BALANCE SHEETS

	December 31,	September 30,
	2009	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$37,731,000	$36,792,000
Short-term investments	25,192,000	25,267,000
Accounts receivable, net of allowance for doubtful accounts of $639,000 in December 2009 and $533,000 in September 2009	35,920,000	40,106,000
Prepaid expenses and other assets	11,259,000	7,819,000
Current deferred tax asset	1,149,000	1,694,000

Total current assets	111,251,000	111,678,000

Property, plant and equipment	240,546,000	240,820,000
Less accumulated depreciation	(121,606,000)	(115,341,000)

Net property, plant and equipment	118,940,000	125,479,000

Total assets	$230,191,000	$237,157,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,346,000	$6,966,000
Accrued liabilities:
Payroll costs and other taxes	1,988,000	2,720,000
Other	8,760,000	10,600,000
Deferred revenue	1,643,000	2,230,000

Total current liabilities	19,737,000	22,516,000

Deferred tax liability	16,113,000	16,262,000

Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,817,756 and 7,822,994 shares issued and outstanding in each period	2,606,000	2,608,000
Additional paid-in capital	89,387,000	89,220,000
Other comprehensive income, net of tax	31,000	18,000
Retained earnings	102,317,000	106,533,000

Total stockholders’ equity	194,341,000	198,379,000

Total liabilities and stockholders’ equity	$230,191,000	$237,157,000

Reconciliation of EBITDA to Net Income (Loss)

	Three Months Ended
	December 31,
	2009	2008
	(in thousands)
Net income (loss)	$(4,216)	$7,734
Depreciation	6,477	6,601
Income tax (benefit) expense	(2,472)	4,827

EBITDA	$(211)	$19,162

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Three Months Ended
	December 31,
	2009	2008
	(in thousands)
Net cash provided by operating activities	$959	$10,361
Changes in working capital items and other	(524)	9,470
Non-cash adjustments to income	(646)	(669)

EBITDA	$(211)	$19,162